Exhibit 10.27

EMPLOYMENT AGREEMENT

1.	EMPLOYER:	MTR Gaming Group, Inc. (“MTR” or the “Company”)

2.	EMPLOYEE:	Narciso (“Nick”) A. Rodriguez-Cayro (“Executive”)

3.	TERM:

Two 2 years, commencing on February 1, 2010 (the “Employment Date”), and ending on February 1, 2012 (such period, subject to earlier termination as provided herein, being referred to as the “Period of Employment”).

4.	DUTIES:

Executive agrees to serve the Company as its General Counsel and in such other positions, consistent with Executive’s role as General Counsel, which the board of directors of the Company or its affiliates may appoint him. Executive shall devote all of his time, energy and skill during regular business hours to the business and affairs of the Company and its affiliates and to the promotion of their interests. Executive shall report directly to and shall be subject to the direction of the President of MTR.

5.	COMPENSATION
& BENEFITS:

(a)

Salary: $258,000.00 per year, subject to periodic increase or cash bonus by the Company’s Compensation Committee in its sole discretion. The base salary shall be paid in accordance with the normal payroll practices of the Company.

	(b)	Annual Incentive Bonus: Target bonus each year of 25% of annual base salary. Bonus plan to be established by the Board of Directors.

(c)

Restricted Stock Units: Restricted Stock Units award of 25,000 shares on the Employment Date, pursuant to the terms and conditions established by the Board of Directors under the Company’s restricted stock program. Vesting in equal 1/3 installments over 3 years from the date of grant based on continued employment.

	(d)	Benefits: Employee benefit plans made available by the Company from time to time to its executives generally as the Company’s Compensation Committee may periodically approve in its discretion.

	(e)	Automobile Allowance: $600.00 per month toward the lease or purchase, insurance and maintenance of an automobile.

(f)

Vacation: Four (4) weeks of paid vacation annually to be taken at a time or times mutually satisfactory to Executive and the Company (Executive shall not in any event utilize more than six weeks of vacation in any twelve month period). Unused vacation will be paid to Executive at the end of the Period of Employment as additional compensation, subject to a maximum accrual in accordance with Company policy.

	(g)	Relocation Expenses: Reimbursement of reasonable expenses incident to the relocation of Executive, in accordance with the Company’s relocation policy.

(h)

Indemnification and D&O Insurance: The Company shall indemnify and hold harmless Executive from and against any and all losses resulting from or arising out of the performance of Executives duties under this Agreement during the Period of Employment, in accordance with the Company’s indemnification policies for executives generally, as in effect from time to time, and provide Executive with coverage, at the Company’s expense, under the Company’s directors and officers insurance policy, as in effect from time to time for executives of the Company generally.

(i)

Other Expenses: Reimbursement of reasonable travel and other expenses incident to the rendering of services by Executive. The Company shall pay for (A) expenses associated with Executive’s gaming licensure in each state in which Executive is directed by the Company or any of its affiliates to become licensed, and (B) Executive’s attorney licensure in Pennsylvania, New Jersey and any other state which the Company may require Executive to obtain such licensure. The Company shall also provide Executive a Company cellular telephone, or, at the Company’s election, reimburse Executive for the cost of a cellular phone and reasonable monthly service charges maintained by Executive, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

(j)

Working Facilities: The Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.

6.	TERMINATION:

(a)

Termination Without Cause: The Company may, by notice to Executive, terminate Executive’s employment without Cause at any time, in which event Executive shall be entitled to receive in full, upon the effective date of the termination payment in an amount equal to the base salary (as set forth in Subsection 5(a)) and incentive bonus (at the 25% target level, as set forth in Subsection 5(b)) that would be payable over the longer of (x) the remainder of the term of the Agreement and (y) one year following the effective date of the termination; (ii) any accrued but unpaid vacation pay; and (iii) reimbursement for any expenses; provided, however, that Executive shall concurrently with such payments execute a release in form and substance acceptable to the Company in its discretion (and any revocation periods contained in such release have expired) and Executive shall have complied with the Company’s termination procedures. Executive’s demotion from General Counsel or the material reduction of Executive’s duties as General Counsel, will constitute Termination without Cause.

(b)

Termination For Cause: The Company may also terminate Executive’s employment without notice (and without payment in lieu of notice) for Cause. “Cause” shall mean (i) conviction of a felony, (ii) embezzlement or misappropriation of funds or property of the Company or any of its affiliates, (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of his duties and obligations hereunder; (iv) Executive’s engaging in activity that the President determines in his reasonable judgment would result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by the Company or any of its subsidiaries; or (v) a determination by any state gaming regulatory agency that Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question. In the event of termination for Cause, neither party shall have any further obligations or duties under this Agreement, except as set forth in Subsection 6(d) and Section 7 hereof and except that the Company shall be obligated to pay any salary and vacation pay that are accrued but unpaid through the effective date of termination, provided that Executive complies with the Company’s termination procedures.

(c)

Death or Disability: The Period of Employment shall cease and terminate upon the earliest to occur of the following events: (i) the death of Executive or (ii) at the election of the CEO (subject to the Americans With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days. Upon termination of the Period of Employment as a result of Executive’s death or disability, in consideration for Executive or his heirs and beneficiaries releasing the Company from any claims, damages or causes of action by execution of a release in form and substance acceptable to the Company in its sole discretion, the Company shall pay to Executive or his estate, as the case may be, a lump sum payment in an amount equal to the base salary (as set forth in Subsection 5(a)) that would be payable over the longer of (x) the remainder of the term of the Agreement and (y) one year from the date of Executive’s death.

(d)

Change in Control: If during the Period of Employment and at any time within six (6) months following a Change in Control, (i) Executive is terminated by the Company or any resulting entity without Cause pursuant to Subsection 6(a) above, or (H) Executive is not offered the position of General Counsel or an equivalent position with the resulting entity, and Executive voluntarily terminates his employment with the Company or resulting entity within 30 days therefrom (“Constructive Termination”), then Executive shall be entitled to the same severance and benefits as set forth in Subsection 6(a) above.

“Change in Control” shall mean a change in 50% or more of the ownership or the combined voting power of the Company’s outstanding voting securities or a sale of substantially all of the assets of the Company.

(e)

Termination Procedures: Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials (as defined below) and all copies thereof, All programs, ideas, strategies approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to the Company’s business or that of any of its Affiliates. Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

7.	RESTRICTIVE
COVENANTS:

(a)

Confidentiality: The Company and Executive acknowledge that as an attorney, Executive has affirmative duties under the Pennsylvania Rules of Professional Conduct to (a) maintain the confidences of the client communications (see Rule 1.6) and (b) representation of organizations (Rule 1.13). Executive agrees that during the Period of Employment and at all times thereafter, he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by the Company or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its affiliates, any confidential information and trade secrets (collectively, “Confidential Material”) relating to the business practices of the Company and its affiliates acquired by Executive during his employment by the Company.

(b)

Non-Competition: Executive agrees that during the Period of Employment and for 1 year following expiration or termination of this agreement he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its affiliates within one hundred (100) miles of any location in which the Company or any affiliate does business provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.

(c)

Non-Solicitation: Executive agrees that during the Period of Employment and for the two-year period following the end of the Period of Employment, Executive shall not, directly or indirectly, without the express written consent of the Company, solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for any other employment opportunity.

(d)

Acknowledgement: Executive acknowledges and agrees that (A) the agreements and covenants contained in this Section 7 are (i) reasonable and valid in geographical and temporal scope and in all other respects and (ii) essential to protect the value of the business and assets of the Company, and (B) by his employment with the Company, Executive has obtained and will obtain knowledge, contacts, know-how, training, and experience, and there is a substantial probability that such knowledge, contacts, know-how, training, and experience could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company.

(e)

Injunctive Relief: Without limiting the remedies available to members of the Company, Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company (or a member thereof) for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

8.	TAXES:

The Company may withhold from any payments made under this agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to his in connection with this agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this agreement and payments that may be made to him pursuant to this agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to such payments.

9.	APPLICATION OF
SECTION 409A OF
THE CODE:

To the extent applicable, it is intended that this agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to you. This agreement shall be construed, administered, and governed in a manner consistent with this intent. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

10.	GENERAL:

(a)

Parties In Interest: This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and beneficiaries, and it shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(b)

Arbitration: Any disputes arising under the terms of this Agreement shall be settled by binding arbitration between the parties in the Weirton/Chester, West Virginia or Wexford, Pennsylvania area in a proceeding held under the rules of the American Arbitration Association. The arbitrators shall have no authority to grant either party any consequential, incidental, punitive or special damages.

(c)

Entire Agreement: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing signed by the parties.

(d)	Governing Law: West Virginia without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

(e)

Severability: In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein,

(f)

Counterparts: This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, The execution of this agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 29th day of Dec, 2009.

MTR Gaming Group, Inc.

By:	/S/ROBERT F. GRIFFIN
Robert F. Griffin, President & CEO

By:	/S/NARCISO A. RODRIGUEZ-CAYRO
Narciso (“Nick”) A. Rodriguez-Cayro